Exhibit (d)(ii)

SUBADVISORY AGREEMENT

FOR

HERITAGE GROWTH AND INCOME TRUST

Agreement made as of January 2, 2007 between Heritage Asset Management, Inc., a Florida corporation (the “Manager”), and Eagle Asset Management, Inc., a Florida corporation (the “Subadviser”).

WHEREAS, the Manager has by separate contract agreed to serve as the investment adviser and administrator to the Heritage Growth and Income Trust (“Trust”), a Massachusetts business trust engaged in business as an open-end diversified management investment company that is so registered under the Investment Company Act of 1940 (“1940 Act’);

WHEREAS, the Manager’s contract with the Trust allows it to delegate certain investment advisory services for the Trust to other parties; and

WHEREAS, the Manager desires to retain the Subadviser to perform certain investment advisory services for the Trust and the Subadviser is willing to perform such services;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. SERVICES TO BE RENDERED BY SUBADVISER TO THE TRUST

(a) Subject always to the control of the Trustees and Manager of the Trust, the Subadviser, at its expense, will furnish continuously an investment program for the Trust. The Subadviser will make investment decisions on behalf of the Trust and place all orders for the purchase and sale of portfolio securities. In the performance of its duties, the Subadviser will comply with the provisions of this Agreement and the Trust’s Declaration of Trust, Bylaws and Registration Statement as from time to time amended, any relevant undertakings provided to State securities regulators, and the stated investment objective, policies and restrictions of the Trust, and will use its best efforts to safeguard and promote the welfare of the Trust, and to comply with other policies which the Trustees or the Manager, as the case may be, may from time to time determine, and shall exercise the same care and diligence as are expected of the Trustees.

(b) The Subadviser, at its expense, will make available its officers and advisory and other personnel, particularly portfolio managers and research analysts to the Trustees and Manager at reasonable times, to review investment policies of the Trust and to consult with the Trustees and Manager regarding the investment affairs of the Trust and economic, statistical and investment matters relevant to the Subadviser’s duties hereunder and will provide periodic reports to the Manager relating to the portfolio strategies it employs.

(c) The Subadviser, at its expense, will furnish all salaries of personnel and facilities to provide for the efficient conduct of the investment affairs of the Trust, such affairs to include the monitoring of the portfolio accounting services provided by the Trust’s custodian.

(d) The Subadviser, at its expense, also will provide the Manager with compliance reports relating to the Trust’s investment operations, including regular, periodic reports which monitor investment restrictions and other guidelines of the Trust’s prospectus and statement of additional information, and such other compliance reports as may be agreed upon from time to time.

(e) The Subadviser, at its expense, also will provide the Trust’s custodian bank with market price information relating to portfolio instruments on a daily basis.

(f) In the selection of brokers or dealers and the placement of orders for the purchase and sale of portfolio investments for the Trust, the Subadviser shall use its best efforts to obtain for the Trust the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain the most favorable price and execution available, the Subadviser, bearing in mind the Trust’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Trustees of the Trust may determine, the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Trust to pay a broker or dealer that provides brokerage and research services to the Subadviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Subadviser’s overall responsibilities with respect to the Trust and to other clients of the Subadviser as to which the Subadviser exercises investment discretion. As provided in the Investment Advisory and Administration Agreement between the Manager and the Trust referred to in Section 4 below, the Trust agrees that any entity or person associated with the Manager which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Trust which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and Rule 11a2-2(T) thereunder, and the Trust has consented to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

(g) The Subadviser shall not be obligated to pay any expenses of or for the Trust not expressly assumed by the Subadviser pursuant to this Section 1 and Section 2 hereafter.

2. BOOKS AND RECORDS

In compliance with the requirements of Rule 31a-3 under the Investment Company Act of 1940 (the “1940 Act”), the Subadviser agrees that all records it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust or Manager any such records upon the Trust’s or Manager’s request. The Subadviser further agrees to maintain for the Trust the records the Trust is required to maintain under Rule 31a-l(b) insofar as such records relate to the investment affairs of the Trust. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records it maintains for the Trust.

3. OTHER AGREEMENTS

It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a shareholder, director, officer or employee of, or be otherwise interested in the Subadviser and in any person controlled by or under common control with the Subadviser, and that the Subadviser and any Person controlled by or under common control with the Subadviser may have an interest in the Trust. It is also understood that the Subadviser and persons controlled by or under common control with the Subadviser have and may have advisory, management service or other contracts with other organizations and persons, and may have other interests and businesses; provided, however, that neither the Subadviser nor any of its investment adviser affiliates shall undertake to act as investment adviser or subadviser for any other registered investment company offered to the general public that is not sponsored by the Subadviser or an affiliate of the Subadviser except upon not less than 60 days’ notice in writing to the Manager and the Trust.

4. COMPENSATION TO BE PAID BY THE MANAGER TO THE SUBADVISER

The Manager will pay to the Subadviser as compensation for the Subadviser’s services rendered and for the expenses borne by the Subadviser pursuant to Sections 1 and 2, a fee, computed and paid monthly as set forth in Schedule A, which schedule can be modified from time to time to reflect changes in annual rates or the addition or deletion of a Portfolio from this Agreement, subject to appropriate approvals required by the 1940 Act. Such fee shall be paid by the Manager and not by the Trust without regard to any reduction in the fees paid to the Manager as a result of any statutory or regulatory limitation on investment company expenses. Such fee shall be payable for each month within 10 business days after the end of such month. If the Subadviser shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

5. ASSIGNMENT TERMINATES THIS AGREEMENT; AMENDMENT OF THIS AGREEMENT

This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment. No material amendment of this Agreement shall be effective until approved by the majority of the members of the Board who are not interested persons of the Trust, the Manager or the Subadviser and the shareholders of the affected Portfolio(s) to the extent required by the 1940 Act. The Subadviser agrees to notify the Manager of any change in control of the Subadviser within a reasonable time after such change.

6. EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT

This Agreement shall become effective upon its execution, and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 5) until terminated as follows:

(a) The Trust may at any time terminate this Agreement by providing not more than 60 days’ written notice delivered or mailed by registered mail, postage prepaid, to the Manager and the Subadviser; or

(b) If (i) the Trustees of the Trust or the shareholders by the affirmative vote of a majority of the outstanding shares of the Trust, and (ii) a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Manager or of the Subadviser, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Agreement, then this Agreement shall automatically terminate at the close of business on the second anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later; provided, however, that if the continuance of this Agreement is submitted to the shareholders of the Trust for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Subadviser may continue to serve hereunder in a manner consistent with the 1940 Act and the rules and regulations thereunder; or

(c) The Manager may at any time terminate this Agreement by not less than 60 days’ written notice delivered or mailed by registered mail, postage prepaid, to the Subadviser, and the Subadviser may at any time terminate this Agreement by not less than 90 days’ written notice delivered or mailed by registered mail, postage prepaid, to the Manager.

Action by the Trust under paragraph (a) above may be taken either (i) by vote of a majority of its Trustees, or (ii) by the affirmative vote of a majority of the outstanding Shares of the Trust.

Termination of this Agreement pursuant to this Section 6 shall be without the payment of any penalty. Upon termination of this Agreement, the duties of the Manager delegated to the Subadviser under this Agreement automatically revert to the Manager.

7. CERTAIN INFORMATION

The Subadviser shall promptly notify the Manager in writing of the occurrence of any of the following events: (a) the Subadviser shall fail to be registered as an investment adviser under the 1940 Act, as amended from time to time, and under the laws of any jurisdiction in which the Subadviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement; (b) the Subadviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; or (c) any other occurrence that might affect the ability of the Subadviser to provide the services provided for under this Agreement.

8. CERTAIN DEFINITIONS

For the purposes of this Agreement, the “affirmative vote of a majority of the outstanding Shares” means the affirmative vote, at a duly called and held meeting of shareholders, of the lesser of: (a) the holders of 67% or more of the Shares present (in person or by proxy) and entitled to vote at such meeting if the holders of more than 50% of the Shares entitled to vote at such meeting are present in person or by proxy, or (b) the holders of more than 50% of Shares entitled to vote at such meeting.

For the purposes of this Agreement, the terms “affiliated person,” “control,” “interested person” and “assignment” shall have their respective meanings defined in the 1940 Act and the rules and regulations thereunder subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act; the term “specifically approve at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder; and the term “brokerage and research services” shall have the meaning given in the 1934 Act and the rules and regulations thereunder.

9. NONLIABILITY OF SUBADVISER

In the absence of willful misfeasance, bad faith or gross negligence on the part of the Subadviser, or reckless disregard of its obligations and duties hereunder, the Subadviser shall not be subject to any liability to the Trust, or to any shareholder of the Trust, for any act or omission in the course of, or connected with, rendering services hereunder.

IN WITNESS WHEREOF, Heritage Asset Management, Inc. and Eagle Asset Management, Inc. have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.

Dated: January 2, 2007

Attest:	HERITAGE ASSET MANAGEMENT, INC.

By:	By:

Attest:	EAGLE ASSET MANAGEMENT, INC.

By:	By:

SCHEDULE A

TO THE

HERITAGE GROWTH AND INCOME TRUST

SUBADVISORY AGREEMENT

BETWEEN

HERITAGE ASSET MANAGEMENT, INC.

AND

EAGLE ASSET MANAGEMENT, INC.

As compensation pursuant to section 4 of the Subadvisory Agreement between Heritage Asset Management, Inc. (the “Manager”) and Eagle Asset Management, Inc. (the “Subadviser”), the Manager shall pay the Subadviser a subadvisory fee, computed and paid monthly, at the following percentage rates of each Portfolio’s average daily net assets under management by the Subadviser:

(1) For the Heritage Growth and Income Trust

Advisory Fee as % of Average Daily Net Assets of the Entire Portfolio:	Average Daily Net Assets Under Management
Up to and including $100 million	0.375%
$100 million to $500 million	0.30%
In excess of $500 million	0.275%

Dated: January 2, 2007